Exhibit 99.1

    SERVICE CORPORATION INTERNATIONAL ANNOUNCES SECOND QUARTER 2006 FINANCIAL
                                     RESULTS

     - Conference call to be webcast on Thursday, August 10, 2006, at 9:00 a.m. central time.

    HOUSTON, Aug. 9 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, today reported results for the second quarter and first half of 2006. Our consolidated financial statements (statement of operations, balance sheet and statement of cash flows) can be found at the end of this press release. The table below summarizes our key GAAP financial results:

                                     Three Months Ended       Six Months Ended
                                          June 30,                June 30,
(In millions, except for per       ----------------------  ----------------------
share amounts)                        2006        2005        2006        2005
---------------------------------  ----------  ----------  ----------  ----------
                                               (Restated)              (Restated)
Revenues                           $    431.3  $    431.8  $    873.1  $    879.3
Operating income                         59.3        55.1       120.4       127.4
Net income (loss)                        25.5        13.8        52.4      (141.1)
Diluted earnings (loss) per share         .09         .05         .18        (.45)
Net cash provided by operating
 activities                              71.4        63.3       151.6       190.4

    2006 Highlights

    -- Earnings from continuing operations excluding special items were $28.6 million, or $.10 per diluted share, in the second quarter of 2006 compared to $19.1 million, or $.06 per diluted share in the second quarter of 2005. In the first half of 2006, earnings from continuing operations excluding special items were $59.3 million, or $.20 per diluted share compared to $55.1 million, or $.18 per diluted share in the first half of 2005. Earnings from continuing operations excluding special items is a non-GAAP financial measure. See a reconciliation of this measure to net income computed in accordance with GAAP included in a separate section later in this press release.

    -- On April 3, 2006, we announced an agreement to acquire the Alderwoods
       Group, combining two of the leading providers of funeral and cemetery services in North America.

    -- North America comparable funeral and cemetery revenues increased 3.5% in the second quarter and 3.2% in the first half of 2006 to $425.3 million and $860.6 million, respectively.

    -- Comparable average revenue per funeral service increased 9.3% to $4,737 in the second quarter of 2006 and increased 8.0% to $4,669 in the first half of 2006 compared to the same periods last year, which helped to offset declines of 5.5% in comparable funeral services performed in both the three and six months ended June 30, 2006.

    -- In the second quarter of 2006, we received and recognized $7.9 million of cemetery endowment care trust fund income as a result of the resolution of disputes over ownership rights to the funds.

    -- Cash flow from operating activities in the first half of 2006 was $151.6 million.

    -- Cash on hand was just under $530 million at June 30, 2006. -- In the second quarter of 2006, we repurchased 3.4 million of SCI common shares, totaling $27.9 million.

    -- On August 9, 2006, the Company's Board of Directors approved a dividend of $.025 per common share.

    Tom Ryan, the Company's President and Chief Executive Officer, commented on the second quarter of 2006:

    "I am pleased with the second quarter performance in both our funeral and cemetery segments, as our combined gross margin percentages improved to 19.3%," said Tom Ryan, President and Chief Executive Officer. "Cash flow from operations continues to be strong, generating $151.6 million in the first six months of 2006. These improvements were driven by the impact of our strategic pricing initiatives along with our continued focus to control discounts."

    "We are excited about the pending merger with Alderwoods Group and look forward to welcoming their employees to our organization. By combining the best practices of the two companies, we will be able to enhance the value and leadership position of SCI," Ryan added.

    North America Comparable Results of Operations

    We regard comparable results of operations as analogous to our "same store" results of operations. For purposes of the following presentation, we consider comparable operations as those owned for the entire period beginning January 1, 2005 and ending June 30, 2006. Therefore, in the following presentation, we are providing results of operations for the same funeral and cemetery locations in each of the periods presented. We believe this presentation provides greater clarity for comparison purposes of our results of operations for each of the periods presented.

(In millions, except funeral services performed, average revenue per funeral service or per contract sold and total preneed funeral contracts)

                                          Three Months Ended         Six Months Ended
                                               June 30,                  June 30,
                                        -----------------------   -----------------------
                                           2006         2005         2006         2005
                                        ----------   ----------   ----------   ----------
                                                     (Restated)                (Restated)
Funeral
Funeral atneed revenue                  $    179.4   $    174.1   $    372.1   $    366.6
Funeral recognized preneed revenue            85.6         82.3        181.0        175.5
General agency revenue                         8.6          7.4         16.7         13.8
Kenyon revenue                                 0.7          5.3          1.9         13.4
                                        ----------   ----------   ----------   ----------
   Total funeral revenues               $    274.3   $    269.1   $    571.7   $    569.3

Gross profit                            $     52.4   $     49.1   $    117.4   $    126.8
Gross margin percentage                       19.1%        18.2%        20.6%        22.3%

Funeral services performed
                                            55,941       59,179      118,457      125,367

Average revenue per funeral service:
   Preneed                              $    4,510   $    4,242   $    4,516   $    4,244
   Atneed                               $    4,853   $    4,378   $    4,748   $    4,363
      Total                             $    4,737   $    4,333   $    4,669   $    4,324

Preneed Funeral Production:
   Sales                                $     80.2   $     89.2   $    161.9   $    167.5
   Total preneed funeral contracts
    sold                                    16,648       20,288       34,405       39,773
   Average revenue per contract         $    4,818   $    4,398   $    4,706   $    4,210

Cemetery
Cemetery atneed revenue                 $     53.4   $     51.9   $    108.6   $    101.1
Cemetery recognized preneed revenue           71.4         72.8        134.6        129.9
Other revenue (1)                             26.2         17.2         45.7         34.0
                                        ----------   ----------   ----------   ----------
   Total cemetery revenues              $    151.0   $    141.9   $    288.9   $    265.0

Gross profit                            $     30.6   $     22.2   $     53.6   $     40.1
Gross margin percentage                       20.3%        15.6%        18.6%        15.1%

Preneed and Atneed Cemetery
 Production:
   Preneed and Atneed Sales             $    137.0   $    142.3   $    270.2   $    268.8
   Recognition rate (2)                       91.2%        87.6%        90.0%        85.9%

(1) Other cemetery revenue is primarily related to endowment care trust fund income and interest and finance charges earned from customer receivables on preneed installments contracts.

(2) Represents the ratio of current period revenue recognition stated as a percentage of current period sales production.

    For the Three Months Ended June 30, 2006

    Funeral Results

    North America comparable funeral revenue increased $5.2 million, or 1.9%, in the second quarter of 2006 compared to the second quarter of 2005 reflecting higher average revenue per funeral service and an increase of floral revenues. General agency revenue increased $1.2 million, or 16.2%, as we continue to see a favorable shift in the types of insurance contracts we have sold. These improvements were partially offset by a decline in comparable funeral volume, coupled with a decrease in Kenyon's revenue (our subsidiary that specializes in providing disaster management services in mass fatality incidents) of $4.6 million because Kenyon was not involved in any catastrophic events in the second quarter of 2006.

    North America comparable funeral gross profit increased $3.3 million in the second quarter of 2006 versus the same period of 2005 as we continue to see improvements in our infrastructure due to more centralization and standardization within our organization partially offset by increases in floral and merchandise costs. Also impacting funeral results were the following:

    -- The average revenue per funeral service increased 9.3%, or $404 per service, as a result of our initiative to align resources with our customer segmentation strategy and to focus on strategic pricing, which places less emphasis on traditional funeral merchandise and more focus on service offerings.

    -- The number of comparable funeral services performed declined 3,238, or 5.5%, due to a decline in the number of deaths within our markets. In addition, we attribute a portion of the decline to certain local business decisions to exit unprofitable immediate disposition activities. These decisions were made locally with the understanding of the Company's customer segmentation strategy which will focus resources on market share opportunities within certain customer segments.

    -- The cremation rate for SCI in the three months ended June 30, 2006 and 2005 was 41.1%.

    -- The gross margin percentage increased from 18.3% to 19.1% due primarily to higher average revenue per funeral service.

    -- Kenyon's operations negatively impacted gross profit by $0.5 million compared to prior year.

    Cemetery Results

    North America comparable cemetery revenues increased $9.1 million, or 6.4%, in the second quarter of 2006 compared to the same period of 2005. This increase was primarily attributable to the receipt and recognition of $7.9 million of endowment care income as a result of the resolution of disputes over ownership rights to the funds. The receipts represent investment income which was not distributed during the dispute period, which began in late 2004. Atneed revenues combined with recognized preneed revenues in the three months ended June 30, 2006 were flat compared to prior year.

    North America comparable cemetery gross profit increased $8.4 million, or 37.8%, in the second quarter of 2006 compared to the second quarter of 2005, as a result of the increase in trust fund income described above and lower sales and commission expense partially offset by higher maintenance and administrative costs within our cemetery operations.


    Other Results

    -- General and administrative expenses declined to $20.9 million in the second quarter of 2006 compared to $22.5 million in the second quarter of 2005. Increased costs associated with the expensing of stock options, which totaled $1.1 million (pretax) were more than offset by decreases in salaries and bonuses. We expect stock option expense in the remaining quarters of 2006 to be approximately $1.6 million (pretax).

    -- Interest expense increased to $26.6 million in the second quarter of 2006, compared to $26.2 million in the second quarter of 2005. The increases reflect incremental penalty interest expense related to our senior unsecured notes due 2017 and the modification of certain transportation leases in January 2006, which resulted in their classification as capital leases in the first half of 2006.

    -- Interest income increased $2.9 million in the second quarter of 2006 to $6.8 million primarily as a result of increases in our cash balance and higher interest rates during 2006.

    -- Other income (expense), net was a $1.6 million gain in the second quarter of 2006, compared to a gain of $0.6 million in the second quarter of 2005. The components of other income for the periods presented are as follows:

       - Cash overrides received from a third party insurance provider related to the sale of insurance funded preneed funeral contracts were $1.5 million in the second quarter of 2006 compared to $1.6 million in the same period of 2005.

       - Surety bond premium costs were $1.0 million in the second quarters of 2006 and 2005.

       - The remaining income of $1.1 million in the second quarter of 2006 is primarily attributable to net gains and losses related to foreign currency transactions.

    -- The consolidated effective tax rate in the second quarter of 2006 resulted in a provision of 37.7%, compared to 47.1% in the same period of 2005. The 2006 and 2005 tax rates were both negatively impacted by permanent differences between the book and tax bases of North American asset dispositions.

    For the Six Months Ended June 30, 2006

    Funeral Results

    North America comparable funeral revenue increased $2.4 million, in the first half of 2006 compared to the first half of 2005. These results were favorably impacted by higher average revenue per funeral service and an increase of floral revenues. General agency revenue also increased $2.9 million, or 21.0%, in the first half of 2006 compared to the same period last year as a result of a mix shift in the types of insurance contracts sold. These improvements were partially offset by a decline in comparable funeral volume coupled with an $11.5 million decrease in Kenyon's revenue as Kenyon was not involved in any mass fatality incidents in the second quarter of 2006.

    North America comparable funeral gross profit decreased $9.4 million in the first half of 2006 versus the same period of 2005 as revenue increases were more than offset by increases in floral and merchandise costs. Additional details related to the funeral segment are as follows:

    -- The average revenue per funeral service increased 8.0%, or $345 per service, as a result of our initiative to align resources with our strategy and to focus on strategic pricing, which places less emphasis on traditional funeral merchandise and more focus on service offerings.

    -- The number of comparable funeral services performed declined 6,910, or 5.5%, primarily due to a decline in the number of deaths within our markets, particularly in the northeast as they experienced an unusually warm winter during the first quarter of 2006. Also impacting the decline in volume were certain local business decisions to exit unprofitable immediate disposition activities as described above in Funeral Results for the three months ended June 30, 2006.

    -- The cremation rate for SCI in the first half of 2006 was 41.3% compared to 40.7% in the same period of 2005.

    -- Kenyon's operations negatively impacted gross profit by $3.5 million compared to prior year.

    Cemetery Results

    North America comparable cemetery revenues increased $23.9 million, or 9.0%, in the first half of 2006 compared to the same period of 2005. The increase primarily resulted from higher atneed revenues and increased recognition of preneed merchandise and service sales in the first half of 2006 compared to the prior year period. Also contributing to the increase was the receipt and recognition of $7.9 million of endowment care income as a result of the resolution of disputes over ownership rights to the funds as further described above in Cemetery Results for the three months ended June 30, 2006.

    North America comparable cemetery gross profit increased $13.5 million, or 33.7%, in the first half of 2006 compared to the first half of 2005, as a result of the increase in trust fund income described above and lower sales and commission expense partially offset by higher maintenance and administrative costs within our cemetery operations.

    Other Results

    -- General and administrative expenses were $42.9 million in the first half of 2006 compared to $42.2 million in the first half of 2005. Increased costs associated with the expensing of stock options, which totaled $2.5 million (pretax) were offset by a decrease in salaries and bonuses. We expect stock option expense to be approximately $1.6 million (pretax) in the last six months of 2006.

    -- Interest expense increased to $53.3 million in the first half of 2006, compared to $51.2 million in the first half of 2005. The increase reflects incremental penalty interest expense related to our senior unsecured notes due 2017 and the modification of certain transportation leases in January 2006, which resulted in their classification as capital leases in the first half of 2006.

    -- Interest income increased $4.8 million in the first half of 2006 to $12.8 million primarily as a result of increases in our cash balance and higher interest rates during 2006.

    -- Other income (expense), net was a $4.0 million gain in the first half of 2006, compared to an expense of $0.6 million in the first half of 2005. The components of other income for the periods presented are as follows:

       - Cash overrides received from a third party insurance provider related to the sale of insurance funded preneed funeral contracts were $3.1 million in the first half of 2006 compared to $3.1 million in the same period of 2005.

       - Surety bond premium costs were $2.0 million in the first half of 2006 and 2005.

       - Favorable adjustments to our allowance on notes receivable were $1.9 million in the first half of 2006.

       - The remaining income of $1.0 million in the first half of 2006 and expense of $1.7 million in the same period of 2005 are primarily attributable to net gains and losses related to foreign currency transactions.

    -- The consolidated effective tax rate in the first half of 2006 resulted in a provision of 37.3%, compared to 39.1% in the same period of 2005. The 2006 and 2005 tax rates were both negatively impacted by permanent differences between the book and tax bases of North American asset dispositions.

    Cash Flow

                                         Six Months Ended June 30,
                                      --------------------------------
(In millions)                           2006       2005      Decrease
-----------------------------------   --------   --------   ----------
Net cash provided by operating
 activities                           $  151.6   $  190.4   $    (38.8)

    Net cash provided by operating activities in the first half of 2006 were $151.6 million, a decrease of $38.8 million compared to the first half of 2005. The first half of 2005 included a federal income tax refund of $29.0 million. The first half of 2006 included $16.5 million of long-term incentive cash compensation payments related to a 2003 award program as previously disclosed in our 2006 annual guidance. Excluding these items, cash flow from continuing operations increased $6.7 million compared to the first half of 2005 primarily as a result of the receipt of $7.9 million of trust fund income described in Cemetery Results and improvements in the Company's DSO for the first half of 2006.

    A summary of our capital expenditures is set forth below:

                                                      Capital Expenditures
                                                     -----------------------
                                                        Six Months Ended
                                                     -----------------------
                                                      June 30,     June 30,
(In millions)                                           2006         2005
--------------------------------------------------   ----------   ----------
Capital improvements at existing locations           $     23.7   $     21.2
Development of cemetery property                           14.7         15.9
Construction of new funeral home facilities and
 other growth capital                                       2.1          6.6
Total capital expenditures                           $     40.5   $     43.7

    Other investing and financing activities in the six months ended June 30, 2006 include:

    -- payments of $14.7 million for acquisitions of new businesses as we begin to focus on growth initiatives;

    -- the receipt of $11.0 million of proceeds (of an expected $15.0 million receivable) related to the 2005 sale of our Chilean operations; and

    -- payments of $27.9 million for the repurchase of 3.4 million shares of our common stock.

    Restatement of Previously Issued Financial Statements

    We have restated our previously issued condensed consolidated financial statements for the first quarter of 2006, each of the five years ended December 31, 2005, and each of the interim periods of 2005 and 2004. This restatement corrects errors related to 1) the miscalculation of the Company's actuarially determined pension benefit obligation, 2) the accounting for certain leases related to funeral home properties which were previously accounted for as operating leases, but should have been accounted for as capital leases (as previously disclosed in our March 31, 2006 Form 10-Q), and 3) other out-of-period adjustments previously identified by the Company but deemed to be not material either individually or in the aggregate. We evaluated the materiality of these adjustments to our previously issued interim and annual consolidated financial statements including our interim financial statements as of and for the three months ended March 31, 2006. We determined that the impact of these errors was not material to the Company's previously issued consolidated financial statements; however, we further determined that the cumulative correction of the errors in the second quarter of 2006 would have been material to the current period. Therefore we have restated our previously issued financial statements to reflect the corrections of the errors in each of the periods affected. For more information related to the underlying details of the restatement and the effect on previously issued financial statements, please see the Company's December 31, 2005 Form 10-K/A (Amendment No. 1) and the Company's June 30, 2006 Form 10-Q filed with the Securities and Exchange Commission today. These documents are available on our website at http://www.sci-corp.com.

    NON-GAAP FINANCIAL MEASURES

    Earnings from Continuing Operations Excluding Special Items

    Earnings from continuing operations excluding special items is a non-GAAP financial measure. We believe this non-GAAP financial measure provides a consistent basis for comparison between quarters and better reflects the performance of our core operations, as it is not influenced by certain income and expenses not affecting continuing operations. We also believe this measure helps facilitate comparisons to competitors' operating results.

    Set forth below is a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures. We do not intend for the information to be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

                                                  Three Months Ended                               Six Months Ended
                                    ---------------------------------------------   -----------------------------------------------
                                        June 30, 2006           June 30, 2005           June 30, 2006            June 30, 2005
                                    ---------------------   ---------------------   ----------------------   ----------------------
                                      Net        Diluted       Net       Diluted      Net        Diluted       Net        Diluted
(In millions, except diluted EPS)    Income        EPS       Income        EPS       Income        EPS        Income        EPS
----------------------------------  ---------   ---------   ---------  ----------   ---------   ----------   ---------   ----------
                                                                       (Restated)                                        (Restated)
Net income reported                 $    25.5   $     .09   $    13.8  $      .05   $    52.4   $      .18   $  (141.1)  $     (.45)
After-tax reconciling items:
     (Gains) losses on
       dispositions and impairment
       charges,net                        2.9         .01        (.01)          -         6.7          .02         3.7          .01
     Loss on early extinguishment
       of debt                              -           -         8.5         .02           -            -         9.3          .03
     Discontinued operations              0.2           -        (3.1)       (.01)        0.2            -        (4.3)        (.01)
     Cumulative effect of
       accounting change                    -           -           -           -           -            -       187.5          .60
                                    ---------   ---------   ---------  ----------   ---------   ----------   ---------   ----------
Earnings from continuing
  operations excluding
  special items                     $    28.6   $     .10   $    19.1  $      .06   $    59.3   $      .20   $    55.1   $      .18
                                    =========   =========   =========  ==========   =========   ==========   =========   ==========
Diluted weighted average shares
  outstanding (in thousands)                      297,501                 306,404                  297,784                  311,986

    Conference Call and Webcast

    We will host a conference call on Thursday, August 10, 2006, at 9:00 a.m. central time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (719) 785-9442. The conference call will also be broadcast live via the Internet and can be accessed through our website at http://www.sci-corp.com. A replay of the conference call will be available through August 24, 2006 and can be accessed at (719) 457-0820 with the confirmation code of 7638264. Additionally, a replay of the conference call will be available on our website for approximately ninety days on the Investors page under the subheading "Conference Calls" at http://www.sci-corp.com/ConfCalls.html. This earnings release will also be available on our website on the Investor Relations page under the subheading "News" at http://www.sci-corp.com/InvestorsMenu.html.

    Cautionary Statement on Forward-Looking Statements

    The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

    -- Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.

    -- The outcome of the acquisition of Alderwoods and the possibility that certain closing conditions may not be satisfied that will result in the acquisition not being completed.

    -- Our ability to successfully integrate Alderwoods or that the anticipated benefits of the acquisition are not fully realized.

    -- The outcomes of pending lawsuits and proceedings against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.

    -- The amounts payable by us with respect to our outstanding legal matters exceed our established reserves.

    -- The outcome of a pending Internal Revenue Service audit. We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will be required to make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required and these amounts will primarily be reversed through the tax provision at the time of resolution.

    -- Our ability to manage changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures and local economic conditions.

    -- Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.

    -- Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.

    -- Our ability to successfully access surety and insurance markets at a reasonable cost.

    -- Our ability to successfully exploit our substantial purchasing power with certain of our vendors.

    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2005 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

    Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, owns and operates funeral service locations and cemeteries. We have an extensive network of businesses including 1,026 funeral service locations and 351 cemeteries in North America as of June 30, 2006. For more information about Service Corporation International, please visit our website at www.sci-corp.com.

    For additional information contact:

    Investors:  Debbie Young - Director / Investor Relations    (713) 525-9088
    Media:   Greg Bolton - Director / Corporate Communications  (713) 525-5235

                        SERVICE CORPORATION INTERNATIONAL
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                    (In thousands, except per share amounts)

                                              Three Months Ended           Six Months Ended
                                                   June 30,                    June 30,
                                           ------------------------    ------------------------
                                              2006          2005          2006          2005
                                           ----------    ----------    ----------    ----------
                                                         (Restated)                  (Restated)
Revenues                                   $  431,345    $  431,842    $  873,143    $  879,284
Costs and expenses                           (348,208)     (358,798)     (702,399)     (708,440)
                                           ----------    ----------    ----------    ----------
Gross profit                                   83,137        73,044       170,744       170,844
                                           ----------    ----------    ----------    ----------
General and administrative expenses           (20,922)      (22,485)      (42,929)      (42,192)
Gains (losses) on dispositions and
 impairment charges, net                       (2,881)        4,528        (7,391)       (1,213)
                                           ----------    ----------    ----------    ----------
Operating income                               59,334        55,087       120,424       127,439
Interest expense                              (26,609)      (26,224)      (53,337)      (51,229)
Loss on early extinguishment of
 debt                                               -       (13,051)            -       (14,258)
Interest income                                 6,782         3,894        12,763         7,950
Other income (expense), net                     1,632           571         4,046          (637)
                                           ----------    ----------    ----------    ----------
                                              (18,195)      (34,810)      (36,528)      (58,174)
                                           ----------    ----------    ----------    ----------
Income from continuing operations
 before income taxes and cumulative
 effect of accounting change                   41,139        20,277        83,896        69,265
Provision for income taxes                    (15,506)       (9,553)      (31,282)      (27,073)
                                           ----------    ----------    ----------    ----------
Income from continuing operations
 before cumulative effect of
 accounting change                             25,633        10,724        52,614        42,192
(Loss) income from discontinued
  operations (net of income
  tax benefit (provision) of $115,
  $(826), $150, and $(1,981),
  respectively)                                  (183)        3,113          (238)        4,288
Cumulative effect of accounting
 change (net of income tax benefit
 of $117,428)                                       -             -             -      (187,538)
                                           ----------    ----------    ----------    ----------
          Net income (loss)                $   25,450    $   13,837    $   52,376    $ (141,058)
                                           ==========    ==========    ==========    ==========
Basic earnings (loss) per share:
   Income from continuing
     operations before cumulative
     effect of accounting change           $      .09    $      .04    $      .18    $      .14
   Income from discontinued
    operations, net of tax                          -           .01             -           .01
   Cumulative effect of accounting
    change, net of tax                              -             -             -          (.61)
                                           ----------    ----------    ----------    ----------
          Net income (loss)                $      .09    $      .05    $      .18    $     (.46)
                                           ==========    ==========    ==========    ==========
Diluted earnings (loss) per share:
   Income from continuing
    operations before
    cumulative effect of
    accounting change                      $      .09    $      .04    $      .18    $      .14
   Income from discontinued
    operations, net of tax                          -           .01             -           .01
   Cumulative effect of accounting
    change, net of tax                              -             -             -          (.60)
                                           ----------    ----------    ----------    ----------
               Net income (loss)           $      .09    $      .05    $      .18    $     (.45)
                                           ==========    ==========    ==========    ==========
Basic weighted average number of
 shares                                       293,409       302,363       293,580       307,896
                                           ==========    ==========    ==========    ==========
Diluted weighted average number of
 shares                                       297,501       306,404       297,784       311,986
                                           ==========    ==========    ==========    ==========
Dividends declared per share               $     .025    $     .025    $     .050    $     .050
                                           ==========    ==========    ==========    ==========

                        SERVICE CORPORATION INTERNATIONAL
                      CONDENSED CONSOLIDATED BALANCE SHEET
                      (In thousands, except share amounts)

                                               June 30,      December 31,
                                                 2006            2005
                                             ------------    ------------
                                             (Unaudited)      (Restated)
Assets
Current assets:
  Cash and cash equivalents                  $    529,171    $    446,782
  Receivables, net                                 62,439          97,747
  Inventories                                      64,938          68,327
  Other                                            30,847          37,527
                                             ------------    ------------
    Total current assets                          687,395         650,383
                                             ------------    ------------
Preneed funeral receivables and trust
 investments                                    1,227,144       1,226,192
Preneed cemetery receivables and trust
 investments                                    1,285,832       1,288,515
Cemetery property, at cost                      1,365,712       1,355,654
Property and equipment, at cost, net            1,038,990         950,174
Goodwill                                        1,118,119       1,123,888
Deferred charges and other assets                 253,727         249,581
Cemetery perpetual care trust investments         693,781         700,382
                                             ------------    ------------
                                             $  7,670,700    $  7,544,769
                                             ============    ============
Liabilities & Stockholders' Equity
Current liabilities:
  Accounts payable and accrued liabilities   $    196,977    $    231,693
  Current maturities of long-term debt             30,414          20,716
  Income taxes                                     21,014          20,359
                                             ------------    ------------
    Total current liabilities                     248,405         272,768
                                             ------------    ------------
Long-term debt                                  1,265,263       1,186,485
Deferred preneed funeral revenues                 539,178         535,384
Deferred preneed cemetery revenues                777,717         792,485
Deferred income taxes                             168,925         138,677
Other liabilities                                 315,403         326,985
Non-controlling interest in funeral and
 cemetery trusts                                2,055,566       2,015,811
Non-controlling interest in cemetery
 perpetual care trusts                            691,385         694,619

Commitments and contingencies

Stockholders' equity:
  Common stock, $1 per share par value,
   500,000,000 shares authorized,
   292,411,418 and 294,808,872, issued
   and outstanding (net of 51,956,842
   and 48,962,063 treasury shares, at par)        292,411         294,809
  Capital in excess of par value                2,145,516       2,182,745
  Unearned compensation                                 -          (3,593)
      Accumulated deficit                        (910,529)       (962,905)
  Accumulated other comprehensive income           81,460          70,499
                                             ------------    ------------
    Total stockholders' equity                  1,608,858       1,581,555
                                             ------------    ------------
                                             $  7,670,700    $  7,544,769
                                             ============    ============

                        SERVICE CORPORATION INTERNATIONAL
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)
                                 (In thousands)

                                                    Six Months Ended June 30,
                                                    -------------------------
                                                       2006          2005
                                                    -----------   -----------
                                                                  (Restated)
Cash flows from operating activities:
Net income (loss)                                   $    52,376   $  (141,058)
Adjustments to reconcile net income (loss)
 to net cash provided by operating activities:
   Net loss (income) from discontinued
    operations, net of tax                                  238        (4,288)
   Loss on early extinguishment of debt                       -        14,258
   Premiums paid on early extinguishment of debt              -       (12,186)
   Cumulative effect of accounting change,
    net of tax                                                -       187,538
   Depreciation and amortization                         45,670        36,525
   Provision for doubtful accounts                        4,718         4,494
   Provision for deferred income taxes                   25,063        25,573
   Losses on dispositions and impairment
    charges, net                                          7,391         1,213
   Share-based compensation                               3,856           996
   Loan cost amortization                                 5,070         5,052
Change in assets and liabilities,
 net of effects from acquisitions and
 dispositions:
   Decrease in receivables                               17,976        11,135
   (Increase) decrease in other assets                   (3,639)       27,956
   Decrease in payables and other liabilities           (39,139)      (12,091)
   Net effect of preneed funeral production
    and maturities                                        4,421        (3,054)
   Net effect of cemetery production
    and deliveries                                       27,866        45,967
   Other                                                   (264)        4,086
                                                    -----------   -----------
Net cash provided by operating activities
 from continuing operations                             151,603       192,116
Net cash used in operating activities
 from discontinued operations                                 -        (1,688)
                                                    -----------   -----------
Net cash provided by operating activities               151,603       190,428
Cash flows from investing activities:
   Capital expenditures                                 (40,547)      (43,752)
   Proceeds from divestitures, net of cash
    retained and sales of property and
    equipment                                            26,955        56,060
   Proceeds from equity investments                           -        32,070
   Indemnity payments related to the sale of
    former funeral operations in France                    (412)       (1,602)
   Acquisitions, net of cash acquired                   (14,677)            -
   Net withdrawals (deposits) of restricted
    funds and other                                      11,025        (9,026)
                                                    -----------   -----------
Net cash (used in) provided by investing
 activities from continuing operations                  (17,656)       33,750
Net cash provided by (used in) investing
 activities from discontinued operations                 10,958          (155)
                                                    -----------   -----------
Net cash (used in) provided by investing
 activities                                              (6,698)       33,595
Cash flows from financing activities:
   Proceeds from issuance of long-term debt                   -       291,472
   Payments of debt                                     (13,713)       (2,988)
   Principal payments on capital leases                 (10,701)         (156)
   Early extinguishment of debt                               -      (286,215)
   Proceeds from exercise of stock options                2,402         4,556
   Purchase of Company common stock                     (27,870)     (189,809)
   Payments of dividends                                (14,719)       (7,729)
   Purchase of subsidiary stock                               -          (844)
                                                    -----------   -----------
Net cash used in financing activities                   (64,601)     (191,713)
Effect of foreign currency                                2,085          (140)
                                                    -----------   -----------
Net increase in cash and cash equivalents                82,389        32,170
Cash and cash equivalents at beginning of
 period                                                 446,782       287,785
                                                    -----------   -----------
Cash and cash equivalents at end of period          $   529,171   $   319,955
                                                    ===========   ===========

SOURCE  Service Corporation International
    -0-                             08/09/2006
    /CONTACT:  Debbie Young, Director, Investor Relations,
+1-713-525-9088, or Greg Bolton, Director, Corporate Communications, +1-713-525-5235 /
    /Web site:  http://www.sci-corp.com/